EXHIBIT 10.1

AGREEMENT FOR PURCHASE AND SALE OF STOCK

AND PLAN OF REORGANIZATION

THIS AGREEMENT IS MADE this 6th day of February, 2025 by and between KENILWORTH SYSTEMS CORPORATION, a Wyoming Corporation with its principal office at 721 Beach Street, #202A, Daytona Beach FL 32114 (hereinafter referred to as "Purchaser"), and DC RENTAL PORTFOLIO LLC, a Limited Liability Company organized pursuant to the laws of the District of Columbia (hereinafter referred to as "Acquired Company").

WITNESSETH:

WHEREAS, the parties desire that Purchaser shall acquire 100% of the issued and outstanding Membership Interests of the Acquired Company, in exchange for the capital stock of Purchaser in the amount and series as set forth herein; and

WHEREAS, it is the intention of all parties that the exchange of the capital stock contemplated herein shall constitute a tax-free "reorganization" as defined in Section 368(a)(1)(B) of the Internal Revenue Code of 1986;

NOW, THEREFORE, in consideration of these premises, the parties hereto agree as follows:

1. EXCHANGE OF SHARES. The Manager and Members of the Acquired Company agree to exchange with the Purchaser 100% of the issued and outstanding Membership Interests of the Acquired Company in exchange for 350,000,000 Shares of fully-paid and non-assessable Common Stock of the Purchaser which, upon issuance, will represent not less than 91% of the issued and outstanding Common Stock of the Purchaser.

2. TAX-FREE EXCHANGE. It is intended by all parties hereto that the exchange of capital stock contemplated herein shall constitute a "reorganization" as defined in Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

3. DELIVERY OF THE STOCK AT CLOSING.

(i)

At the time of the closing of this transaction, the Acquired Company shall deliver to Purchaser the Membership Certificates representing the Membership Interest pur-chased herein duly issued to Purchaser together with such Revenue Stamps as may be required. Purchaser shall deliver to Acquired Company 350,000,000 Shares of fully-paid and non-assessable Common Stock of the Purchaser, which the Acquired Company shall deliver to its Members as their respective interests shall appear as of the Closing Date.

(ii)	The Closing of this transaction shall be on or about March 15, 2025 (the “Closing Date”).

1

4. REPRESENTATIONS OF THE ACQUIRED COMPANY. The Acquired Company represents and warrants to the Purchaser as follows:

4.1. That the Acquired Company was duly organized in the manner set forth below and that the Certificate of Organization has not been revoked or canceled nor has the Limited Liability Company been dissolved;

4.2. That there are no lawsuits pending against the Acquired Company or its Managers, Officers or Directors, nor are there any such lawsuits threatened or anticipated, nor are there any judgments, warrants, or levies outstanding against the Acquired Company, its subsidiaries, or its property, nor are there any tax examinations or proceedings pending relating to taxes or other assessments against the Acquired Company, nor has the Acquired Company at any time taken any insolvency or bankruptcy actions;

4.3. That the Acquired Company has fee ownership of those certain real properties more fully described in a supplemental filing not later than March 1, 2025;

4.4. That all of the real estate owned by the Acquired Company is free and clear of all liens, mortgages and encumbrances, except for such liens, mortgages and encumbrances more fully described in a supplemental filing not later than February March 1, 2025;

4.5. The Balance Sheet of the Acquired Company as of February 15, 2025, which shall be provided supplementally on or before March 1, 2025, will be prepared in accordance with generally accepted accounting principles consistently applied and accurately and fairly presents the financial condition and liabilities of the Acquired Company as of such date;

4.6. The Acquired Company is duly qualified and entitled to own its respective properties and to carry on its business all as and in the places where such properties are now owned or such businesses are conducted;

4.7. The Acquired Company has good marketable title to all of the property and assets (including title in fee simple to all real property) included in the Balance Sheet of the Acquired Company, and that all of the properties and assets are free of all liens, encumbrances, or claims except as set forth in the Balance Sheet and, which shall be provided supplementally on or before March 1, 2025;

4.8. The Acquired Company is not party to any pending or threatened litigation which might adversely affect the financial condition, business operations, or properties of the Acquired Company, nor to the knowledge of the Acquired Company is there any threatened or pending governmental or regulatory investigation, inquiry, or proceeding involving the Acquired Company except as disclosed herein;

4.9. All returns for income taxes, surtaxes, and excess profits taxes of the Acquired Company for all periods up to and including the calendar year 2024 have been duly prepared and filed in good faith and all taxes and assessments shown thereon have been paid or accrued on the Acquired Company's books; all state franchise taxes and real and personal property taxes have been paid as of the dates due; and no proceeding or other action has been taken for the assessment or collection of additional taxes for any such periods;

2

4.10. The business, properties and assets of the Acquired Company have not, since the date of the Balance Sheet, been materially and adversely affected as the result of any fire, explosion, natural disaster, governmental act, cancellation of contracts, or any other event;

4.11. No representation by the Acquired Company, Managers and Officers made in this Agreement and no statement made in any certificate furnished in connection with this transaction contains or will contain any knowingly untrue statement of a material fact or omits or will omit to state any material fact necessary to make such statement, representation or warranty not misleading to a prospective purchaser of the Membership Interests of the Acquired Company who is seeking full information as to the Acquired Company and its business affairs.

4.12. The Acquired Company is a Limited Liability Company duly organized and existing under the laws of the District of Columbia.

5. DELIVERY OF CORPORATE RECORDS AT CLOSING. The Acquired Company shall cause to be delivered to Purchaser on the Closing Date the Limited Liability Company Operating Agreement, Membership Ledgers and unissued Certificates, and the Corporate Seals of the Acquired Company.

6. RESIGNATION OF OFFICERS AND DIRECTORS OF PURCHASER. At the time of closing, the Purchaser shall provide to the Manager of the Acquired Company written resignations of the Directors and Officers of the Purchaser, effective immediately, and shall cause to be nominated as Directors of the Purchaser and submitted to the shareholders of the Company approval those persons nominated by the Manager of the Acquired Company.

7. CHANGE OF NAME OF THE PURCHASER. On or before the Closing Date, the Purchase shall undertake all corporate and regulatory actions necessary to change the name of the Purchaser to “National Real Estate Ventures, Inc.”, a Wyoming corporation.

8. UNDERTAKINGS BY THE ACQUIRED COMPANY AND PURCHASER.

8.1. The Manager, Officers and Directors of the Acquired Company and of the Purchaser shall not cause, suffer or permit the Acquired Company or the Purchaser, subsequent to the date hereof and prior to the delivery of the Shares as contemplated hereunder, to issue any additional shares or securities; make any distribution to its shareholders; mortgage, pledge, or subject to lien or encumbrance any of its properties or assets except in the ordinary course of its business; sell or transfer any of its assets, tangible or intangible, except in the ordinary or usual course of business; incur or become liable for any obligations or liabilities except for current liabilities incurred in the ordinary and usual course of business; or increase the rate of compensation of its Officers;

8.2. During the period prior to the closing date hereunder the Acquired Company and the Purchaser shall conduct its business operations in the usual and normal course.

3

9. REPRESENTATIONS BY THE PURCHASER. The Purchaser represents and warrants to the Acquired Company as follows:

9.1. The Purchaser is incorporated pursuant to the laws of the State of Wyoming, with an authorized capitalization of 1,000,000,000,000 Shares of Common Stock ($.01 par value) and 1,000,000 Shares of unclassified Preferred Stock ($.01 par value).

9.2. The financial statements for the years ended December 31, 2023 and 2024, heretofore filed with the U.S. Securities and Exchange Commission and provided to the Acquired Company fully and accurately set forth the stockholdings, capitalization, obligations, management structure, business operations, and financial condition of the Purchaser, and no material changes have occurred that would materially affect said statements.

9.3. That on the date of Closing the Purchaser shall have issued and outstanding not more than 83,654,525 Shares of Common Stock and no Shares of Preferred Stock. The Purchaser shall also have issued and outstanding no Common Stock Purchase Warrants, debt convertible into Shares of Common Stock, or any other rights to purchase Common Stock, or any capital stock of other classifications.

9.4. That on the date of Closing the Purchaser shall have not more than $10,000 in current or long term liabilities.

10. CONDITIONS PRECEDENT TO CLOSING. All obligations of Purchaser under this Agreement are subject to the fulfillment, on or prior to the closing date, of each of the following conditions:

10.1. That the representations of the Acquired Company and of the Purchaser shall be true at and as of the closing date as though such representations were made at and as of such time;

10.2. That Purchaser shall have received a written opinion, dated on the closing date, of counsel representing the Acquired Company, to the effect that the Acquired Company has been duly incorporated and is in good standing under the laws of the State of its organization with a capitalization as represented in this Agreement; that the Acquired Company is duly licensed or qualified to do business in any and all States or jurisdictions in which it does business or where in the opinion of Counsel such qualification is required; that such counsel knows of no litigation, investigation, or governmental proceeding pending or threatened against the Acquired Company which might result in any material adverse change in the business, properties, or financial condition of the Acquired Company or in any liability on the part of the Acquired Company; and that the assignment and delivery of the Shares of the Acquired Company pursuant to this Agreement will vest in Purchaser all right, title and interest in and to such Shares, free and clear of all liens, encumbrances and equities.

10.3. That Purchaser shall have received a certificate dated on the closing date and signed by the Manager of the Acquired Company, that since the date of this Agreement the Acquired Company has not done or permitted to be done any of the acts or things prohibited by this Agreement;

4

10.4. That the auditors and accountants appointed by the Acquired Company to examine the books and records of the Acquired Company shall not as of the closing date have rendered a report to Purchaser stating that the financial condition of Acquired Company is not substantially as represented herein or that in their opinion the Acquired Company has contingent liabilities material in amount beyond that described in the Balance Sheet annexed hereto or as disclosed herein;

10.5. That no claim or liability not fully covered by insurance shall have been asserted against the Acquired Company nor has it suffered any loss on account of fire, flood, accident or other calamity of such a character as to materially adversely affect their financial condition, regardless of whether or not such loss shall have been insured, and that Purchaser shall have received on the closing date a certificate signed by the President of the Acquired Company so stating;

10.6. That all covenants and indemnifications made herein by the Acquired Company which are to be performed at or prior to closing shall have been duly performed;

11. APPROVALS AND RATIFICATIONS. All transactions contemplated by this Agreement shall be subject to the approval and ratification of the Manager and Members of the Acquired Company, and of the Board of Directors of the Purchaser, and to the approval of Counsel for the Acquired Company and Purchaser.

12. CLOSING DATE. The closing under this Agreement shall take place at the offices of the Acquired Company on or about March 15, 2025, and that all other required approvals and ratifications shall be obtained by the respective parties at least 48 hours prior thereto.

13. NOTICES. All notices under this Agreement shall be in writing and addressed to the parties at the addresses hereinabove set forth, and shall be mailed by certified mail, return receipt requested.

14. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, provided, however, that this Agreement cannot be assigned by any party except by or with the written consent of all parties hereto. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation other that the parties hereto and their respective legal representatives, successors and assigns any rights or benefits under or by reason of this Agreement.

15. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first written above.

PURCHASER:

KENILWORTH SYSTEMS CORPORATION

By:	/s/ DANIEL SNYDER
Daniel Snyder, President

ACQUIRED COMPANY:

DC RENTAL PORTFOLIO LLC

By:	/s/ RICHARD BALLES
Manager

6